                                                                    Exhibit 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
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         This amended and restated EMPLOYMENT AGREEMENT is dated as of April 2, 2002 between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("Company"), and Ronald Rubin ("Executive").


                                   BACKGROUND
                                   ----------

         Executive is currently the Chief Executive Officer and Chairman of Company. Company desires to continue to employ Executive, and Executive desires to remain in the employ of Company, on the terms and conditions contained in this Agreement. Executive has been and will continue to be substantially involved with Company's operations and management and has and will continue to have trade secrets and other confidential information relating to Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       CAPACITY AND DUTIES

      1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth. Effective on the date of execution of this Agreement, the Employment Agreement between the Company and Executive, dated as of July 30, 1997, is hereby terminated and the rights and obligations of each party shall be governed by this Agreement.

      1.2   Capacity and Duties.

            (a) Executive shall serve as Chief Executive Officer and Chairman of Company and Chairman of PREIT Services, LLC and, subject to the supervision and control of the Board of Trustees of Company, shall have the duties and authority generally consistent with such offices. Executive shall perform such other duties and shall have such authority as may from time to time be specified by the Board of Trustees and as shall be consistent with the status and authority of his current offices. Executive currently serves as a Class B Trustee of the Company.

            (b) Except as permitted by subsection (c) below, Executive (i) shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company's published rules and policies in effect from time to time, and (ii) shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company and its Affiliates without the prior written consent of Company, which consent may be granted or withheld in the sole discretion of Company. "Affiliate" as used in this Agreement means any person or entity controlling, controlled by, or under common control with, Company. "Control," as used in the definition of Affiliate, means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; the terms "controlling" and "controlled" shall have correlative meanings. Further, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20 percent of the ownership interests in a specified entity shall be presumed to control such entity for purposes of the definition of Affiliate.

            (c) Notwithstanding the provisions of Section 1.2(b) hereof, Executive may (1) continue his investments in the properties listed on Schedule
1.2 hereto and, subject to the provisions of Section 5.2 hereof, subsequent properties, provided that Executive's activities with respect to such subsequent properties comply with any procedures adopted by the Board governing Executive's non-Company related real estate activities, and (2) subject to Section 5.2 hereof, serve on the board of directors or similar body of other organizations, including publicly owned corporations or other entities, philanthropic organizations and organizations in which the Executive has made an investment, provided that Executive's activities with respect to all of the foregoing do not, individually or in the aggregate, interfere with, detract from, or affect the performance of his duties for Company under this Agreement.

2.       TERM OF EMPLOYMENT

         2.1 Term. The initial term of Executive's employment hereunder shall begin on the date hereof and last until December 31, 2004, unless sooner terminated in accordance with the other provisions hereof. Except as hereinafter provided, on December 31, 2004 and on each subsequent anniversary thereof, the Term (as hereinafter defined) shall be automatically extended for one year unless either party shall have given to the other party notice of non-renewal of this Agreement at least 120 days prior to the expiration of the Term. The initial term of employment hereunder and each Term as extended is a "Term." If a non-renewal notice is given as provided above, Executive's employment under this Agreement shall terminate on the last day of the Term.

3.       COMPENSATION

         3.1 Base Compensation. As compensation for Executive's services, Company shall pay to Executive a salary at the annual rate of $390,000, payable in periodic installments in accordance with Company's regular payroll practices in effect from time to time. Executive's salary may be increased from time to time pursuant to action taken or authorized by the Executive Compensation and Human Resources Committee (the "Committee") of the Board of Trustees of Company. Once increased, Executive's annual salary cannot be decreased without the written consent of Executive. Executive's annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as the "Base Salary." No less than 15 days prior to the end of any fiscal year during the Term, Company shall provide Executive with written notice of his Base Salary, bonus plan eligibility and equity incentive awards, if any, for the following fiscal year. Such notice shall provide sufficient information regarding Executive's bonus plan eligibility so that Executive's maximum potential bonus is readily ascertainable. Failure to provide such notice on a timely basis (such failure, a "Compensation Notice Delinquency") shall not be deemed a breach by Company; however, if the Compensation Notice Delinquency occurs during or after the final year of the initial Term, Executive shall then be permitted to exercise his termination right under Section 4.7 hereof.

         3.2 Bonuses. Executive is eligible for and shall participate in Company's bonus plans listed on Schedule 3.2 hereto and shall participate in the other bonus plans of Company in place from time to time for the executive officers of Company to the extent determined by the Committee. For fiscal year 2002, Executive shall be eligible for a bonus under Company's Incentive Bonus Opportunity Plan in an amount up to $331,500.

         3.3 Employee Benefits. In addition to the compensation provided for in Sections 3.1 and 3.2, Executive shall be entitled, during the Term, to participate in such of Company's employee benefit plans and benefit programs, including medical benefit programs, as may from time to time be provided by Company for its executive officers, and shall receive such other benefits as listed on Schedule 3.3, attached hereto. Company shall use its commercially reasonable efforts to provide Executive with health insurance through a preferred provider, traditional indemnity or equivalent plan.

         3.4 Vacation. During the Term, Executive shall be entitled to a paid vacation of 30 days during each calendar year or such additional number of days as is provided in the Employee Handbook published from time to time by Company (the "Company Employee Handbook"). Executive's right to carry forward unused vacation days for a calendar year to any future calendar year shall be governed by Company's Employee Handbook as in effect from time to time.

         3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information therefor as Company may reasonably require.

         3.6 Incentive Plan. The Committee has established a new long-term incentive plan (the "New Plan"), a copy of which has been given to Executive. Executive will be granted $600,000 of Restricted Shares during the first quarter of 2002 and $1,200,000 of the Performance Units, as such terms are defined in the New Plan. Company's agreement to issue Performance Units pursuant to this Agreement is conditioned upon receipt of shareholder approval of the portion of the New Plan related to Performance Units.

         3.7 Nonqualified Retirement Plan. Company shall enter into a nonqualified supplemental executive retirement plan with Executive whereby Company shall agree to credit a bookkeeping account maintained by Company for Executive with a deemed contribution of $100,000 per fiscal year. Such deemed contribution shall be credited during the Term as of the first day of each fiscal year of the Trust beginning with its 2002 fiscal year, and shall earn interest at the rate of 10% compounded annually. Executive shall at all times be fully vested in such account, and such account shall be paid to Executive in a single sum within 60 days after termination of Executive's employment with the Trust for any reason.

4.       TERMINATION OF EMPLOYMENT

         4.1 Death of Executive. If Executive dies during the Term, Company shall thereafter be obligated to continue to pay the Base Salary to Executive's estate for the remainder of the Term or, if the remainder of the Term is less than three years, for a period of 36 months, periodically in accordance with the Company's regular payroll practices and, within 30 days of the death of Executive, shall pay any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of Executive's death. If, for the year in which Executive dies, Company achieves the performance goals established in accordance with any cash bonus plan in which Executive participates, Company shall pay Executive's estate an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Upon Executive's death (a) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (b) each outstanding nonqualified stock option ("NQSO") granted to Executive before, on or after the date hereof shall be exercisable until the earlier of 180 days after the death of Executive or the scheduled expiration date of such option, (c) the exercise period of each incentive stock option ("ISO") granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO Agreement, (d) the vesting of all restricted shares granted to Executive shall be governed by the terms of the plan or other document pursuant to which they were issued, and (e) Executive's spouse and dependents (if any) shall be entitled for the balance of the Term or, if the balance of the Term is less than three years, for a period of 36 months, to continue to receive medical benefits insurance coverage at Company's expense if and to the extent Company was paying for such benefits for Executive's spouse and dependents at the time of Executive's death. Executive's spouse and dependents shall be entitled to such rights as they may have to continue coverage at their sole expense as are then accorded under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

         4.2 Disability of Executive. If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 days during any period of 150 consecutive days, Company shall have the right to terminate Executive's employment upon 30 days' prior written notice to Executive at any time during the continuation of such inability, in which event Company shall thereafter be obligated to continue to pay Executive's Base Salary for the remainder of the Term or, if the remainder of the Term is less than three years, for a period of 36 months, periodically in accordance with the Company's regular payroll practices and, within 30 days of such notice, shall pay any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. The amount of payments to Executive under disability insurance policies paid for by the Company shall be credited against and shall reduce the Base Salary otherwise payable by the Company following termination of employment. If, for the year in which Executive's employment is terminated pursuant to this Section, Company achieves the performance goals established in accordance with any cash bonus plan in which Executive participates, Company shall pay Executive an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Upon termination of Executive's employment pursuant to this Section, (a) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (b) each outstanding NQSO granted to Executive before, on or after the date hereof shall be exercisable until the earlier of 180 days after the termination of Executive's employment pursuant to this Section or the scheduled expiration date of such option, (c) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO Agreement, (d) the vesting of all restricted shares granted to Executive shall be governed by the terms of the plan or other document pursuant to which they were issued, and (e) Executive shall be entitled for the balance of the scheduled Term or, if the balance of the Term is less than three years, for a period of 36 months, to continue to receive at the Company's expense medical benefits coverage for Executive and Executive's spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive's spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

         4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that Company is terminating Executive for Cause, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonus, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination and which shall be paid within 30 days of such termination. Upon termination of Executive's employment pursuant to this Section, (a) each outstanding NQSO granted to Executive before, on or after the date hereof that is vested and currently exercisable as of the date Executive's employment is terminated pursuant to this Section shall remain exercisable until the earlier of 30 days following Executive's termination or the scheduled expiration date of such option, (b) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO Agreement, (c) all vested restricted shares granted to Executive shall be delivered to Executive free and clear of any restrictions, other than pursuant to applicable securities laws, and (d) Executive and his spouse and dependents shall have such rights (if any) to continue medical benefits coverage at his or their sole expense following termination for Cause as are then accorded under COBRA for the COBRA coverage period. "Cause" shall mean the following:

            (a) fraud in connection with Executive's employment or theft, misappropriation or embezzlement of funds of Company or its Affiliates or a willful violation of the provisions of the Code of Business Conduct of the Company with respect to the purchase or sale of securities of the Company;


            (b)   indictment of Executive for a crime involving moral turpitude;

            (c) breach of Executive's obligations under Sections 5.1 or 5.2 of this Agreement;

            (d) failure of Executive to perform his duties to Company (other than on account of illness, accident, vacation or leave of absence) after written demand for substantial performance which specifically identifies the manner in which Executive has failed to perform that persists for more than 30 calendar days after such notice to him; or

            (e) Executive's repeated abuse of alcohol or drugs.

        4.4 Termination Without Cause or for Good Reason.

            (a) If at any time during the Term (1) Executive's employment is terminated by Company for any reason other than Cause or the death or disability of Executive or (2) Executive's employment is terminated by Executive for Good Reason (as hereinafter defined):

                (i) Company shall, on or before Executive's last day of full-time employment hereunder, pay Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination plus a lump sum cash payment equal to the greater of (x) (A) Executive's then current Base Salary through the end of the Term plus (B) an amount equal to the average of the percentages of Base Salary that were paid to Executive as cash bonuses in each of the last three full calendar years multiplied by Executive's then current Base Salary ("Average Bonus") and further multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the calendar year that expired prior to termination of employment and (y) three times (A) Executive's then current annual Base Salary plus (B) an amount equal to the Average Bonus. The portion of the lump sum cash payment contemplated by the preceding sentence that represents Executive's Base Salary shall be discounted from the dates that the Base Salary would have been payable in accordance with Company's regular payroll practices at the time of termination during the relevant period following termination to present value on the date of payment at a discount rate equal to 200 basis points plus the London Interbank Offered Rate for a one month period set forth in The Wall Street Journal (the "WSJ") on the date of termination of employment or, if the WSJ is not published on such date, the first day following such termination on which the WSJ is published; provided, however, if the Executive is entitled to the lump sum payment set forth in the preceding sentence, by written notice to the Company within ten days of such termination, Executive may elect to receive his Base Salary included in the computation of such lump sum payment in accordance with the Company's regular payroll practices during the relevant period following termination, as applicable, rather than as part of such lump sum payment, in which event, such periodic payments of Base Salary shall not be discounted as provided in this sentence;

                (ii) Executive shall be entitled to continue, for three years, to receive at Company's expense medical benefits coverage for Executive and Executive's spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive's spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense; and

                (iii) Anything to the contrary in any other existing agreement or document notwithstanding, each outstanding stock grant (other than those issued pursuant to the New Plan) and stock option granted to Executive before, on or after the date hereof shall become immediately vested and exercisable on the date of such termination, and, with respect to each outstanding NQSO granted to Executive before, on or after the date hereof, such NQSO shall remain exercisable until the earlier of 180 days following such termination or the scheduled expiration date of such option. The exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO Agreement. Vesting and other rights with respect to stock grants under the New Plan shall be governed thereby and with respect to other future stock grants shall be governed by the plans or terms under which they may be granted.

      (b)      "Good Reason" shall mean the following:

                (i) a material breach of Company's obligations to Executive hereunder, provided that Executive shall have given written notice thereof to Company, and Company shall have failed to remedy the breach within 20 calendar days after such notice;

                (ii) the relocation of Executive's principal business office outside the metropolitan Philadelphia area without the consent of Executive;

                (iii) the receipt by Executive of written notice that Company elects not to renew this Agreement under Section 2.1 hereof;

                (iv) Company changes the job description, office title and/or responsibilities provided for in this Agreement;

                (v) within six (6) months following a Change of Control (as defined herein), Company, or any successor thereto, does not offer Executive an employment agreement for at least the same term as this Agreement that provides
(i) at least the same title and responsibilities as Executive had immediately prior to the Change of Control; (ii) the same or greater compensation and benefits that Executive had immediately prior to the Change of Control and (iii) that the Executive's primary business office will continue to be located in the metropolitan Philadelphia area;

                (vi) failure to be nominated as a candidate for election to the Board of Trustees pursuant to Section 6.15 hereto, or the failure of the shareholders to re-elect Executive; or

                (vii) appointment of an Executive Officer superior in rank to Executive.

            (c) Notwithstanding the foregoing, Company shall not be obligated to make any payments under this Section 4.4 unless Executive has executed and delivered to Company a further agreement, to be prepared at the time of Executive's termination of employment, that shall provide (i) an unconditional release by Executive of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company and any Affiliate through the date of Executive's termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify Company if Executive breaches such agreement.

            (d) If Executive's employment is terminated by Executive for Good Reason within 18 months of a Change of Control of Company, Section 4.5 hereof shall govern the rights and obligations of the parties and this Section shall be of no effect.

     4.5     Change of Control.

            (a) If, during a Term, there should be a Change of Control (as defined herein), and within 18 months thereafter either (1) Executive's employment shall be terminated by Company for any reason other than for death, disability or Cause or (2) Executive's employment is terminated by Executive for Good Reason:

                (i) Company shall, on or before Executive's last day of full-time employment hereunder, pay to Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.), that have been fully earned by, but not yet paid to, Executive under this Agreement as of such termination plus a lump sum cash payment equal to the greater of (x) (A) Executive's Base Salary through the end of the Term plus (B) an amount equal to the Average Bonus multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the calendar year that expired prior to termination of employment and (y) three times (A) Executive's then current annual Base Salary and (B) an amount equal to the Average Bonus; and

                (ii) Executive shall be entitled to continue, for three years, to receive medical benefits coverage for Executive and Executive's spouse and dependents (if any), to the extent Executive was so entitled prior to such termination, at Company's expense if and to the extent Company was paying for such benefits to Executive and Executive's spouse and dependents at the time of such termination. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period during which Company paid such expense.

            (b) Anything to the contrary in any other agreement or document now or hereafter existing notwithstanding, upon a Change of Control and without regard to whether Executive's employment is thereafter terminated, Executive shall become fully vested as of the time immediately before such Change of Control in all then existing stock grants, each stock option previously issued to him thereupon shall become immediately vested and exercisable, without regard to continued employment or performance-based vesting standards, and each NQSO shall remain exercisable until the earlier of 180 days following such Change of Control or the scheduled expiration date of such option. The exercise period of any ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO Agreement.

            (c) Notwithstanding anything to the contrary in this Section 4.5, if the amounts otherwise payable to Executive would, in the opinion of Company's regularly engaged independent certified public accountants, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if the net payment to Executive (after giving effect to the excise tax imposed by Section 4999 of the Code and to federal, state and local income and employment taxes payable by Executive on such amounts) would be increased by reducing the total compensation payable pursuant to this Section 4.5 to the maximum amount that may be paid to Executive without such payment constituting an "excess parachute payment," then the compensation payable under this Section 4.5 shall be so reduced. To the fullest extent possible, such reduction shall be effected through a reduction in the number of restricted shares which would otherwise vest or shall be effected through such changes in compensation and benefits as Executive shall determine and as shall be reasonably satisfactory to Company. Notwithstanding the foregoing, in the event Executive is required to pay the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), Company shall pay to Executive, upon Executive's request, an additional payment in an amount equal to one-half of the Excise Tax (the "Tax Reimbursement"). The Tax Reimbursement shall not be grossed-up to cover the Excise Tax or income or employment taxes assessed upon it.

            (d) A "Change of Control" of Company shall mean:

                (1) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of trustees (the "Outstanding Shares"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Company unless, in connection therewith, a majority of the individuals who constitute the Board of Trustees of Company as of the date immediately preceding such transaction cease to constitute at least a majority of the Board, (ii) any acquisition by Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any entity controlled by Company, (iv) any acquisition by any individual, entity, or group in connection with a Business Combination (as defined below) that fails to qualify as a Change of Control pursuant to paragraphs (3) or (4) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

                (2) Individuals who, as of the date hereof, constitute the Board of Trustees of Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose appointment, election, or nomination for election by Company's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                (3) Approval by the shareholders of Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of Company (a "Business Combination"), in each case, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, less than 40 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares; or

                (4) Approval by the shareholders of Company of a Business Combination, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 40 percent or more but less than 60 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares, and (i) any Person (excluding any employee benefit plan (or related trust) of Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, or (ii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were not members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or (iii) the Chief Executive Officer of Company at the time of the execution of the initial agreement providing for such Business Combination is not appointed or elected to a comparable or higher position with the entity resulting from such Business Combination, or (iv) the executive officers of Company holding the title of Executive Vice President or higher at the time of the execution of the initial agreement for such Business Combination constitute less than a majority of the executive officers holding comparable or higher titles of the entity resulting from such Business Combination; or

                (5) Approval by the shareholders of Company of a complete liquidation or dissolution of Company.

Approval by the shareholders of Company of a Business Combination following which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 60 percent or more of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) shall not constitute a "Change of Control" unless following such transaction the provisions of paragraphs (1) or (2) are independently satisfied.

         4.6 Voluntary Termination. In the event Executive's employment is voluntarily terminated by Executive without Good Reason, Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive as of the date of Executive's termination. Executive shall also have such rights to continue medical coverage at his sole expense following such voluntary termination as are then accorded under COBRA.

         4.7 Special Termination Right. Executive shall have the right to terminate his employment hereunder upon 90 days prior written notice to Company at any time within 30 days of (a) the occurrence during or after the final year of the initial Term of a Compensation Notice Delinquency or (b) the date on which he is notified pursuant to Section 3.1 hereof of his Base Salary and bonus plan eligibility with respect to any fiscal year of Company commencing after the end of the initial Term of this Agreement. Upon termination of Executive's employment pursuant to this Section, Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive as of Executive's termination.

         4.8 Rights Under New Plan. Executive shall have such rights to Restricted Shares and Performance Units following termination of employment as are accorded to Executive under the New Plan.

5.       RESTRICTIVE COVENANTS

         5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Company and shall comply with the confidentiality section of Company's Employee Handbook as in effect from time to time.

         5.2 Noncompetition. During the term of Executive's employment and for one year after termination of Executive's employment by Company for Cause or by Executive for other than either Good Reason or pursuant to his special termination right under Section 4.7, Executive shall not directly or indirectly:
(i) engage, anywhere within 25 miles of any property in which Company or an Affiliate has a direct or indirect ownership interest, in any activity which competes in whole or in part with the activities of Company or any Affiliate at the time of such termination (a "Proximate Competitive Activity") or (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, a consultant to, or give financial or other assistance to, any person or entity considering engaging in any Proximate Competitive Activity or so engaged; provided, however, that nothing herein shall prohibit Executive and his affiliates from (A) owning, as passive investors, in the aggregate not more than two percent of the outstanding publicly traded stock of any corporation engaged in a Proximate Competitive Activity; or (B) acquiring, developing, managing, or leasing any properties which do not involve a Proximate Competitive Activity, subject, however, to Sections 1.2(b) and (c) hereof. The duration of Executive's covenants set forth in this Section 5.2 shall be extended by a period of time equal to the number of days, if any, during which Executive is finally determined to be in violation of the provisions hereof.

         5.3 Injunctive and Other Relief.

            (a) Executive acknowledges that the covenants contained in Sections 5.1, 5.2 and 6.3 are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein. Accordingly, in addition to any other remedies that Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

            (b) In addition to such equitable relief with respect to Sections 5.1, 5.2 and 6.3, Company shall be entitled to monetary damages for any breach in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys' fees incurred by Company in enforcing this Agreement, provided, however, that Company shall have no right to set off any such monetary damages against amounts owed by Company to Executive under this Agreement or any other agreement between the parties. Any action initiated by Company for monetary damages related to any such breach shall be subject to Section 6.1 hereof.

6.     MISCELLANEOUS

       6.1   Arbitration.

            (a) All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided, that nothing herein shall preclude Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 5.1, Section 5.2 or Section 6.3. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

            (b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

            (c) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be instructed to apply the contractual provisions hereof in deciding any matter submitted to them.

            (d) The cost of any arbitration proceeding hereunder shall be borne equally by the parties. Each party shall be responsible for his or its own legal fees and expenses associated with any such arbitration.

         6.2 Prior Employment. Executive represents and warrants that he is not a party to any other employment, non-competition, joint venture, partnership, or other agreement or restriction that could interfere with his employment with Company or his or Company's rights and obligations hereunder; and that his acceptance of continued employment with Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Executive warrants and covenants that, while an employee of Company, he will not hereafter become a party to or be bound by any such conflicting agreement.

         6.3 Solicitation of Employees. During the term of Executive's employment and for two years thereafter, Executive shall not directly or indirectly solicit or contact any person who is employed by Company or any Affiliate with a view to the engagement or employment of such person by any person or entity or otherwise interfere with the employment relationship of any employee of Company or of any Affiliate.

         6.4 Indemnification. Company shall indemnify and defend Executive against all claims arising out of Executive's activities as an officer or employee of Company or its Affiliates to the fullest extent permitted by law and under Company's Trust Agreement, provided that Company shall not indemnify Executive for any claims in connection with liabilities arising under the "Contribution Agreement" (as defined in Executive's prior employment agreement) or any document contemplated in the Contribution Agreement. In addition to the foregoing, Executive shall, upon reasonable notice, furnish such information and proper assistance to Company as may reasonably be required by Company in connection with any litigation in which it or its Affiliates are, or may become, parties. After termination of Executive's employment, Executive shall be fairly compensated for providing assistance to Company that is more than incidental; provided, however, that the failure of Company and Executive to agree on such compensation shall not be the basis on which Executive withholds any information or assistance.

         6.5 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

         6.6 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to an Affiliate or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators. An assignment by the Company permitted under this Section 6.6 shall not itself constitute a termination of Executive's employment hereunder.

         6.7 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

             (a)      If to Company:

                      Pennsylvania Real Estate Investment Trust
                      200 South Broad Street, Third Floor
                      Philadelphia, PA  19102
                      Tel:  (215) 875-0700
                      Fax:  (215) 547-7311

                      Attention:  Chairman, Executive Compensation and Human
                                  Resources Committee of the Board of Trustees

                      With a copy to:

                      Drinker Biddle & Reath LLP
                      One Logan Square
                      18th & Cherry Streets
                      Philadelphia, PA  19103
                      Tel: (215) 988-2794
                      Fax: (215) 988-2757

                      Attention: Howard A. Blum, Esquire

(             b)      If to Executive:

                      Ronald Rubin
                      243 Conshohocken State Road
                      Narberth, PA  19072

                      With a copy to:

                      Cozen O'Connor
                      1900 Market Street
                      Philadelphia, PA  19103
                      Tel: (215) 665-4159
                      Fax: (215) 665-2013

                      Attention: E. Gerald Riesenbach, Esquire

         6.8 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes and replaces all prior agreements and understandings with respect thereto, including but not limited to, any currently existing employment agreement between Executive and the Company and any Affiliate. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

         6.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

         6.10 Headings; Counterparts. The headings of Sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         6.11 Delegation. Any action hereunder that may be taken or directed by the Board may be delegated by the Board to a committee of the Board or to an individual trustee or officer, and the determination of a committee or individual shall have the same effect hereunder as a determination of the Board.

         6.12 Company Assets. Executive acknowledges that no trustee, officer, director or shareholder of Company or any Affiliate is liable to Executive in respect of the payments or other matters set forth herein.

         6.13 Amendment. No provision of this Agreement may be amended, modified, or waived except in a writing signed by Executive and such officer as may be specifically designated by Company to sign on its behalf.

         6.14 No Mitigation. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

         6.15 Service as Trustee. Assuming that the Term has not been terminated and that a non-renewal notice has not been given to Executive, the Board of Trustees shall nominate Executive as a candidate for election to the Board of Trustees at each Annual Meeting of Shareholders of the Company at which Executive's term as a trustee is scheduled to expire, and Executive agrees to continue to serve as a trustee if elected. Upon termination of the Term of employment hereunder, Executive (unless otherwise requested by the Board of Trustees) shall resign from the Board of Trustees and from any positions he may then hold on the governing body of any Affiliate or subsidiary of the Company.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


                                      PENNSYLVANIA REAL ESTATE
                                      INVESTMENT TRUST



                                      By: /s/ Leonard I. Korman
                                         ---------------------------------------
                                           Name:  Leonard I. Korman
                                           Title:    Trustee


                                       /s/ Ronald Rubin
                                      ------------------------------------------
                                      Ronald Rubin

                                  Schedule 1.2

                              Permitted Activities
                              --------------------


OPERATING PROPERTIES
--------------------

Retail
------

Court at Oxford Valley                               -  Oxford Valley, PA
Northeast Tower Center                               -  Philadelphia, PA
Christiana Mall                                      -  Newark, DE
Cumberland Mall                                      -  Vineland, NJ
Fairfield Mall                                       -  Chicopee, MA
The Shops at The Bellevue                            -  Philadelphia, PA
17th & Chestnut (former Herman's)                    -  Philadelphia, PA
20th & Erie (Riteway)                                -  Philadelphia, PA
5th & Pine (A&P)                                     -  Philadelphia, PA
Route 23 & Youngsford Road (A&P)                     -  Gladwyne, PA
125 City Line Avenue (PNC Branch)                    -  Philadelphia, PA
Plaza at Willow Grove (restaurants/stores)           -  Willow Grove, PA
Trolley Shop (Pan Ivy)                               -  Willow Grove, PA


Office Buildings
----------------

Offices at The Bellevue                              -  Philadelphia, PA
Six Penn Center                                      -  Philadelphia, PA
210 West Washington Square                           -  Philadelphia, PA
400 Market Street                                    -  Philadelphia, PA
555 City Line Avenue                                 -  Philadelphia, PA
40 South Monument Road                               -  Bala Cynwyd, PA


Hotel
-----

The Bellevue Park Hyatt                              -  Philadelphia, PA


Residential
-----------

None

Other


The Sporting Club at The Bellevue                    -  Philadelphia, PA


DEVELOPMENT PROJECTS/LAND
-------------------------

Retail and Mixed Use
--------------------

Northeast Tower Center                               -  Philadelphia, PA
Blue Route Metroplex                                 -  Plymouth Meeting, PA
Christiana Power Center (Phase I)                    -  Newark, DE
Christiana Power Center (Phase II)                   -  Newark, DE
Red Rose Commons                                     -  Lancaster, PA
Springfield Park (Wanamakers)                        -  Springfield, PA
Girard Estate (11th & Market Streets)                -  Philadelphia, PA
Delaware Avenue                                      -  Philadelphia, PA
South Albany Power Center                            -  Bethlehem, NY


Office
------

Six Penn Center                                      -  Philadelphia, PA
Land at Route 3 and 1-476                            -  Marple Township, PA
10th & Filbert Streets (Greyhound Bus Terminal)      -  Philadelphia, PA


Other
-----

Sports World/Stadium Complex                         -  Philadelphia, PA
Land Parcel                                          -  Ventnor, NJ

                                  Schedule 3.2

                               Company Bonus Plans
                               -------------------


Incentive Bonus Opportunity Plan

                                  Schedule 3.3

                              Medical Reimbursement
                              ---------------------


                  The Trust reimburses Mr. Rubin for otherwise unreimbursed medical expenses incurred by Mr. Rubin for himself and his wife during a calendar year by payment of an amount calculated to yield, after payment of federal and Pennsylvania income taxes on the reimbursement, up to $2,400 of such medical expenses.